QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

May 15, 2013

TC PipeLines, LP
717 Texas Street, Suite #2400
Houston, Texas 77002

Re:	TC PipeLines, LP Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") of TC PipeLines, LP, a Delaware limited partnership (the "Partnership"), relating to the registration of the offering and sale (an "Offering") of common units ("Common Units") and debt securities ("Debt Securities") of the Partnership to be issued and sold by the Partnership from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), for an indeterminate aggregate offering price on terms to be determined at the time of each Offering. The Common Units and the Debt Securities are collectively referred to herein as the "Securities." In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Registration Statement.

        The Discussion, subject to the qualifications, limitations and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to an Offering.

        A discussion with regard to other United States federal income tax consequences, if any, for purchasers of Common Units pursuant to an Offering, or material United States federal income tax consequences, if any, for purchasers of Debt Securities pursuant to an Offering, will be included in a prospectus supplement relating to the issuance of such Securities. An opinion with respect to any such discussion will be filed as an exhibit to a Current Report on Form 8-K of the Partnership.

TC PipeLines, LP
May 15, 2013

        This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. Our opinion is based on the assumption that any litigated matter will be properly presented to the applicable court.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP

QuickLinks

  Exhibit 8.1